Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The First Marblehead Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-192410, 333-177935, 333-163141, 333-153245, 333-129674 and 333-110523) of The First Marblehead Corporation of our reports dated September 9, 2015, with respect to the consolidated balance sheets of The First Marblehead Corporation as of June 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and the effectiveness of internal control over financial reporting as of June 30, 2015, which reports appear in the June 30, 2015 annual report on Form 10-K of The First Marblehead Corporation.

/s/ KPMG LLP

Boston, Massachusetts

September 9, 2015